EXHIBIT 10.35

SUMMARY OF RAYTHEON COMPANY EXECUTIVE SEVERANCE

AND CHANGE IN CONTROL POLICY

Summary of Raytheon Company Executive Severance Policy

The Company has an Executive Severance Policy (the “Severance Policy”), approved by the Management Development and Compensation Committee, that provides for severance payments and continuation of benefits for certain officers for designated periods upon their separation from the Company.

The Severance Policy provides for various levels of continued compensation and benefits for the Chief Executive Officer (a “Level 1 Executive”), executive vice presidents and senior vice presidents on the Executive Leadership Team and vice presidents who are presidents of the Company’s Business Units (“Level 2 Executives”), elected vice presidents (“Level 3 Executives”), and all other appointed officers and assistant general counsels of the Company and vice presidents of the Company’s Business Units who directly report to Level 2 Executives (“Level 4 Executives”).

The executives will receive the following compensation upon a separation from the Company for any reason other than cause, disability or death:

Level 1 Executive: (a) salary continuance of 2.99 times the executive’s base salary and annual incentive bonus target and (b) the continuation of three (3) years of existing benefits and perquisites pursuant to the Company’s Executive Perquisites Policy.

Level 2 Executive: (a) salary continuance of two (2) times the executive’s base salary and annual incentive bonus target and (b) the continuation of two (2) years of existing benefits and perquisites pursuant to the Company’s Executive Perquisites Policy.

Level 3 Executive: (a) salary continuance of one (1) times the executive’s base salary and annual incentive bonus target and (b) the continuation of one (1) year of existing benefits and perquisites pursuant to the Company’s Executive Perquisites Policy.

Level 4 Executive: (a) salary continuance of one (1) times the executive’s base salary and (b) the continuation of one (1) year of existing benefits and perquisites pursuant to the Company’s Executive Perquisites Policy.

Summary of Raytheon Company Executive Change in Control Policy

In addition, the Company has an Executive Change in Control Policy (the “Change in Control Policy”), approved by the Management Development and Compensation Committee, that provides for the following payments to certain officers upon a termination other than for cause within two years of a change in control of the Company.

The executives will receive the following compensation upon a separation from the Company for any reason other than cause within two years of a change in control of the Company:

Level 1 Executive and Level 2 Executive: cash payment of three (3) times the executive’s base salary and annual incentive bonus target.

Level 3 Executive: cash payment of two (2) times the executive’s base salary and annual incentive bonus target.

The Company also has entered into Change in Control Severance Agreements with its executive officers and certain key employees. The Change in Control Severance Agreements provide for the same benefits as the Change in Control Policy. Forms of the Company’s Change in Control Severance Agreements are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.